Exhibit 99.1


    Southwest Water Announces CPUC Decision in Southern California Rate Case


     LOS ANGELES--(BUSINESS WIRE)--Sept. 26, 2006--Southwest Water Company (NASDAQ:SWWC) today announced that the California Public Utilities Commission
(CPUC) unanimously approved multi-year rate increases for the company's southern California service region. The decision authorized a rate increase of 6.4%, which became effective late last month, and represents approximately $3.0 million of added revenue on an annualized basis. Also approved were two additional rate increases that are estimated to be 2.9% and 2.6%, to become effective in July 2007 and July 2008, respectively. The rate increases include a 10% return on equity. In addition, the commission authorized the company to combine three previously separate service areas, which will result in more efficient customer service and operations.

     Mark A. Swatek, Southwest Water chief executive officer and chairman, said, "We thank the members of the CPUC for their support. This rate case allows us to continue to invest in our utility system, which is essential in order for us to provide the high quality water and service our customers have come to expect."

     Southwest Water Company provides a broad range of operation, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. Approximately two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.

For Further Information:
Southwest Water Company              PondelWilkinson Inc.
624 S. Grand Ave., Suite 2900        1880 Century Park East, Suite 700
Los Angeles, CA 90017                Los Angeles, CA 90067
(213) 929-1846                       (310) 279-5969
www.swwc.com                         www.pondel.com


     CONTACT: Southwest Water Company
              DeLise Keim, 213-929-1846
              or
              PondelWilkinson Inc.
              Robert Jaffe, 310-279-5969